EXHIBIT 23(a)



    Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the 1995 Intergraph Corporation Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated January 31, 1995, with respect to the consolidated financial statements and schedule of Intergraph Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.





                                /s/ Ernst & Young LLP


Birmingham, Alabama
May 25, 1995